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Exhibit 10.17

                             EMPLOYMENT AGREEMENT

   THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of December 6, 2001, by and between Ziff Davis Publishing Inc., a Delaware corporation and Michael Miller ("Executive"). Certain definitions are set forth in Section 9 of this Agreement.

   Executive currently serves as the Executive Vice President and Editorial Director of Publishing. Executive and Publishing are entering into this Agreement to set forth the terms and conditions of Executive's continued employment with Publishing, which terms shall replace and supercede any existing terms and conditions of Executive's employment with Publishing. Executive is party to an Executive Stock Agreement (the "Executive Stock Agreement") dated as of August 15, 2000 among Ziff Davis Holdings, Inc., a Delaware corporation (the "Company"), Publishing and Executive, pursuant to which Executive, among other things, (i) purchased certain shares of capital stock of the Company and (ii) agreed to refrain from competing with the Company and its Affiliates under certain circumstances as set forth in the Executive Stock Agreement. Except as expressly set forth in Section 11(b) below, the Executive Stock Agreement shall continue in full force and effect in accordance with its terms.

   NOW, THEREFORE, the parties hereto agree as follows:

   1. Employment. Publishing shall employ Executive, and Executive hereby accepts employment with Publishing, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the "Employment Period").

   2.  Position and Duties.

   (a) During the Employment Period, Executive shall serve as the Executive Vice President and Editorial Director of Publishing and shall have the normal duties, responsibilities and authority of an executive vice president and editorial director.

   (b) Executive shall report to the Executive Vice Presidents, Business Media Group of Publishing, or his designee, and Executive shall devote Executive's best efforts and Executive's full business time and attention (except for permitted vacation periods, periods of illness or other incapacity, reasonable time spent with respect to civic and charitable activities and serving on the boards of directors of other companies (provided that none of such activities shall interfere with Executive's duties to Publishing), and other permitted absences for which senior executive employees of Publishing are generally eligible from time to time under Publishing's policies) to the business and affairs of Publishing and its Affiliates. Executive shall perform Executive's duties and responsibilities to the best of Executive's abilities in a diligent, trustworthy, businesslike and efficient manner. Nothing herein shall prohibit Executive from writing a book, outside business hours, provided that Executive otherwise complies with the confidentiality and other provisions of this agreement and the Executive Stock Agreement.

   3.  Base Salary; Benefits and Bonuses.

   (a) During the Employment Period, Executive's base salary shall be not less than $333,000 per annum, subject to an annual cost of living increase at the beginning of each fiscal year beginning January 1, 2002 at a rate equal to the increase in the Consumer Price Index--All Urban for the New York area during the prior year, or such higher rate as the Board of Publishing may designate from time to time (the "Base Salary"), which salary shall be payable in regular installments in accordance with Publishing's general payroll practices and shall be subject to customary withholding. Effective April 1, 2002, Executive's base salary shall be increased to $370,000 per annum.

   (b) In addition to the Base Salary, during the Employment Period, Executive shall be eligible to receive an annual bonus (the "Bonus") in an amount determined in accordance with Publishing's bonus plan, payable at the discretion of the Board of the Company provided that Executive's annual bonus shall not be less than $50,000 per fiscal year during the employment period. Any such Bonus, if determined by the Board of the Company to be payable, shall be payable within 90 days following the end of each fiscal year during the Employment Period.

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   (c) During the Employment Period, Executive shall be entitled to participate in all of Publishing's employee benefit plans and programs for which senior executive employees of Publishing are generally eligible, which shall include, but shall not be limited to, health insurance, dental insurance, life insurance, disability insurance and participation in Publishing's 401(k) plan. Executive's right to participate in any employee benefit plans or programs of Publishing shall be subject to Publishing's right to amend, modify or terminate any such plan or program in accordance with its terms and applicable law and subject in each case to any applicable waiting periods or other restrictions contained in such benefit plans or programs. During the Employment Period, Executive shall be eligible for paid vacation in accordance with the policies of Publishing for senior executive employees of Publishing.

   (d) Publishing shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive's duties under this Agreement which are consistent with Publishing's policies in effect from time to time for senior executive employees of Publishing with respect to travel, entertainment and other business expenses, subject to Publishing's requirements with respect to reporting and documentation of such expenses.
   4.  Term; Termination; Severance.

   (a) The Employment Period shall be for a period of three years from the date hereof; provided that (i) the Employment Period shall terminate prior to such date upon Executive's death or Incapacity; (ii) the Employment Period may be terminated by Publishing at any time prior to such date with Cause or without Cause; and (iii) the Employment Period may be terminated by Executive at any time for any reason (a "Voluntary Termination"). Any termination of the Executive's employment with Publishing shall be a "Termination." The date of any termination of Executive's employment with Publishing shall be the "Termination Date."

   (b) Upon any Termination, Executive shall be entitled to receive Executive's Base Salary earned through Executive's Termination Date, prorated on a daily basis together with all accrued but unpaid vacation time earned by Executive through Executive's Termination Date. Except as set forth in Section 4(d), Executive shall not be entitled to receive Executive's Base Salary or any bonuses or other benefits from Publishing for any period after the Termination Date.

   (c) In the event Executive's employment is terminated by Publishing with Cause, upon a Voluntary Termination or upon Executive's death or Incapacity, Publishing shall have no obligation to make any severance or other similar payment to or on behalf of Executive.

   (d) In the event that Executive's employment is terminated by Publishing without Cause, following such Termination and upon execution by Executive of a general release in favor of Publishing and its Affiliates, in form satisfactory to Publishing, Publishing shall pay Executive his annual Base Salary (as in effect on the Termination Date) until (i) the 18 month anniversary of the Termination Date if Executive's employment is so terminated prior to the second anniversary of the date hereof and (ii) one-year anniversary of the Termination Date if Executive's employment is so terminated after the second anniversary of the Employment Period and prior to the expiration of the Employment Period. Each severance payment hereunder shall be payable in accordance with Publishing's normal payroll procedures and cycles and shall be subject to withholding of applicable taxes and governmental charges in accordance with federal and state law. After payment of the severance amounts described in this
Section 4(d), Publishing shall have no obligation to make any further severance or other payment to or on behalf of Executive except as otherwise expressly contemplated hereby. Notwithstanding the foregoing, in the event that Executive shall breach any of Executive's obligations under Sections 5, 6 or 7 of this Agreement, then, in addition to any other rights that Publishing may have under this Agreement or otherwise, Publishing shall be relieved from and shall have no further obligation to pay Executive any amounts to which Executive would otherwise be entitled pursuant to this Section 4.

   5. Confidential Information. Executive acknowledges that by reason of Executive's duties to and association with the Publishing and its Affiliates, Executive has had and will have access to and has and will

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become informed of Confidential Information (as defined in Section 9 below)
which is a competitive asset of Publishing and/or its Affiliates. Executive agrees to keep in strict confidence and not, directly or indirectly, make known, disclose, furnish, make available or use, any Confidential Information, except for use in Executive's regular authorized duties on behalf of Publishing and its Affiliates. Executive acknowledges that all documents and other property including or reflecting Confidential Information furnished to Executive by Publishing or any of its Affiliates or otherwise acquired or developed by Publishing or any of its Affiliates or Executive or known by Executive shall at all times be the property of the Publishing and its Affiliates. Executive shall take all necessary and appropriate steps to safeguard Confidential Information and protect it against disclosure, misappropriation, misuse, loss and theft. Executive shall deliver to Publishing at the termination of the Employment Period, or at any other time Publishing may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined in Section 9 below) or the business of Publishing or any of its Affiliates which Executive may then possess or have under Executive's control.

6.  Inventions and Patents.

   (a) Executive acknowledges that all Work Product (as defined in Section 9 below) is the exclusive property of Publishing. Executive hereby assigns all right, title and interest in and to all Work Product to Publishing. Any copyrightable works that fall within the Work Product will be deemed "works made for hire" under Section 201(b) of the 1976 Copyright Act, and Publishing shall own all of the rights comprised in the copyright therein; provided, however, that to the extent such works may not, by operation of law, constitute "works made for hire," Executive hereby assigns to Publishing all right, title and interest therein.

   (b) Executive shall promptly and fully disclose all Work Product to Publishing and shall cooperate and perform all actions reasonably requested by Publishing (whether during or after the Employment Period) to establish, confirm and protect Publishing's right, title and interest in such Work Product. Without limiting the generality of the foregoing, Executive agrees to assist Publishing, at Publishing's expense, to secure Publishing's rights in the Work Product in any and all countries, including the execution of all applications and all other instruments and documents which Publishing shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to Publishing the sole and exclusive right, title and interest in and to such Work Product. If Publishing is unable because of Executive's mental or physical incapacity or for any other reason (including Executive's refusal to do so after request therefor is made by Publishing) to secure Executive's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to Publishing pursuant to paragraph 6(a) above, then Executive hereby irrevocably designates and appoints Publishing and its duly authorized officers and agents as Executive's agent and attorney-in-fact to act for and in Executive's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Executive. Executive agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to Publishing.

7.  Non-Compete, Non-Solicitation.

   (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of Executive's employment with the Publishing and its Affiliates, he has prior to the date of this Agreement, and will during the Employment Period, become familiar with Publishing's and its Affiliates' (and their predecessors') trade secrets, business plans and business strategies and with other Confidential Information concerning Publishing and its predecessors and its Affiliates and that Executive's services have been and shall be of special, unique and extraordinary value to the Publishing and its Affiliates. Therefore, Executive agrees that, during the Employment Period and for a period of 18 months thereafter (such period, the "Noncompete Period"), Executive shall not directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise),

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consult with, render services for, or in any other manner engage in, any of the businesses (i) of International Data Group, Inc., CMP Media, Inc. (a subsidiary of United News & Media PLC), or CNET Networks, Inc. (the "Restricted Persons"),
(ii) of any successor, assignee, partner, joint venture or collaboration partner, subsidiary, division or Affiliate of any of the Restricted Persons, or
(iii) in which any of the Restricted Persons owns an interest or participates, which any of the Restricted Persons manages or controls (whether as an officer, director, employee, partner, agent, representative or otherwise), or with which any of the Restricted Persons consults or to which any of the Restricted
Persons otherwise provides management or financial support. Nothing herein shall prohibit Executive from being an owner, indirectly through a mutual fund or other similar pooled investment vehicle, of a passive investment in the stock of a corporation which is publicly traded, so long as Executive has no other participation in the business of any such corporation. In addition, if this Agreement is not renewed by Publishing at the end of the three year Employment Period, the Noncompete Period shall end at the end of the Term of this Agreement.

   (b) During the Employment Period and for a period of 18 months thereafter, Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of Publishing or any Affiliate to leave the employ of Publishing or such Affiliate, or in any way interfere with the relationship between Publishing or any Affiliate and any employee thereof, (ii) hire any person who was an employee of Publishing or any Affiliate at any time during the one year period prior to the termination of the Employment Period,
(iii) call on, solicit or service any customer, supplier, licensee, licensor, franchisee or other business relation of Publishing or any Affiliate in order to induce or attempt to induce such Person to cease or reduce doing business with Publishing or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Publishing or any Affiliate (including, without limitation, making any negative statements or communications about Publishing or its Affiliates) or
(iv) directly or indirectly acquire or attempt to acquire any business in the United States of America to which Publishing or any of its Affiliates has made an acquisition proposal prior to the Termination Date relating to the possible acquisition of such business (an "Acquisition Target") by Publishing or any of its Affiliates, or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any Person other than Publishing or any of its Affiliates.

   8. Enforcement. If, at the time of enforcement of Sections 5, 6 or 7 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reason-able under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, Publishing or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of Section 7, the Period set forth in such Section shall be tolled until such breach or violation has been duly cured. Executive agrees that the restrictions contained in Section 7 are reason-able and that Executive has received consideration in exchange therefor.

   9.  Definitions.

   "Affiliate" of a Person means any other person, entity or investment fund controlling, controlled by or under common control with the Person and, in the case of a Person which is a partnership, any partner of the Person.

   "Board" means the board of directors of the specified Person.

   "Cause" means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to Publishing, any of its Affiliates or any of their customers or suppliers, (ii) intentional or willful conduct which conduct brings Publishing or any of its

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Affiliates into public disgrace or disrepute in any material respect, (iii)
substantial failure to perform (other than due to Incapacity) duties of the office held by Executive as reasonably directed by the Chief Executive Officer or Board of Publishing which is not cured within 15 days after notice thereof to Executive or which is incapable of cure, (iv) gross negligence or willful misconduct with respect to Publishing or any of its Affiliates, including but not limited to claims of sexual harassment or inappropriate conduct for an executive, or (v) any breach of this Agreement which is not cured within 15 days after notice thereof to Executive or which is incapable of cure.

   "Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that is or was disclosed to, or developed or learned by, Executive in connection with Executive's relationship with the Company or any of its Affiliates prior to the date hereof or during the Employment Period and that relates to the business, products, services, financing, research or development of the Company or any of its Affiliates or their respective suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods);
(ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of the Company' or any of its Affiliates' suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and
(v) Acquisition Targets and potential acquisition candidates. Confidential Information shall not include information that Executive can demonstrate: (a) is or becomes publicly known through no wrongful act or breach of obligation of confidentiality; (b) was rightfully received by Executive from a third party (other than ZD, Inc. or any of its Affiliates) without a breach of any obligation of confidentiality by such third party; (c) was known to Executive prior to his employment with the Publishing and its Affiliates and prior to his employment with ZD, Inc. or any of it Affiliates; or (d) is required to be disclosed pursuant to any applicable law or court order; provided, however, that Executive provides Publishing with prior written notice of the requirement for disclosure that details the Confidential Information to be disclosed and cooperates with Publishing to preserve the confidentiality of such information to the extent possible.

   "Incapacity" means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is unable to effectively perform the essential functions of Executive's duties as determined by the Board of Publishing in good faith, for a period of 90 consecutive days or a period of 120 days during any 180-day period; provided that any determination of Incapacity shall be made in compliance with the provisions of the Family Medical Leave Act.

   "Person" means an individual or a corporation, partner-ship, limited liability company, trust, unincorporated organization, association or other entity.

   "Work Product" means all inventions, innovations, improvements, developments, methods, processes, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or reduced to practice or comprising Confidential Information) and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not comprising Confidential Information) and any other form of Confidential Information, any of which relate to Publishing's or any of its Affiliates' actual or anticipated business, research and development or existing or future products or services and which were or are conceived, reduced to practice, contributed to, developed, made or acquired by Executive (whether alone or jointly with others) while employed (both before and after the date hereof) by Publishing (or its predecessors, successors or assigns) and its Affiliates.

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   10.  Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipients at the address indicated below:

     If to Executive:     Michael Miller
                          68 Riverside Avenue
                          Westport, Connecticut 06880

     If to the Company:   c/o Ziff Davis Holdings Inc.
                          28 E. 28th Street
                          New York, New York 10016
                          Attention: Chief Executive Officer

     with a copy to:      Ziff Davis Holdings Inc.
                          28 East 28/th Street /
                          New York, New York 10016
                          Attn: General Counsel

     and                  Willis, Stein & Partners II, L.P.
                          227 West Monroe Street, Suite 4300
                          Chicago, IL 60606
                          Attn: Daniel H. Blumenthal

     and                  Kirkland & Ellis
                          200 East Randolph Drive
                          Chicago, IL 60601
                          Attn: David A. Breach

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

   11.  General Provisions.

   (a) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

   (b) Complete Agreement; Executive Stock Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior under-standings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof. Notwithstanding anything in this Agreement to the contrary, the Executive Stock Agreement shall continue in full force and effect in accordance with its terms; provided, however that Section 11 of the Executive Stock Agreement shall be deemed amended as of the date hereof such that its terms shall be identical to the terms of Section 6 of this Agreement. The rights and remedies of Publishing on the Company with respect to any breach or violation of any of Executive's obligations hereunder are in addition to and not in lieu of any rights or remedies that Publishing or the Company may have under the Executive Stock Agreement.

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   (c) Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

   (d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive and Publishing and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable.

   (e) Governing Law. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule
(whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

   (f) Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

   (g) Survival. The provisions set forth in Sections 5 through 10 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period.

   (h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Publishing and Executive.

   (i) Third-Party Beneficiary. The parties hereto acknowledge and agree that the Company is a third party beneficiary of this Agreement. This Agreement will inure to the benefit of and be enforceable by the Company and its successors and assigns, subject to amendment or waiver as provided in subparagraph (h) foregoing.

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   IN WITNESS WHEREOF, the parties hereto have executed this Executive
Agreement on the date first written above.

                                          ZIFF DAVIS PUBLISHING INC.

                                          By: _______________________________

                                          Its:  Chief Executive Officer
                                             -----------------------------------

                                          EXECUTIVE:

                                          --------------------------------------
                                          Michael Miller

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